EXH 3.5

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HEMIWEDGE INDUSTRIES, INC.

Hemiwedge Industries, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.           That the name of this corporation is Hemiwedge Industries, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 3, 2002 under the name Excalibur Industries, Inc.

2.           That the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that Article IV of the Certificate of Incorporation of this corporation be deleted in its entirety and the following substituted therefor:

"ARTICLE IV
AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 250,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).  The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

3.           That the foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.           That this amendment to the Certificate of Incorporation, which amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHERE OF, the Corporation has caused this Certificate of Amendment to be signed by an authorized officer this 2nd day of June, 2011.

HEMIWEDGE INDUSTRIES, INC.

By:	/s/ Matthew C. Flemming
Name	Matthew C. Flemming
Title:	Chief Financial Officer and Secretary